CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF
                     SERIES C CONVERTIBLE PREFERRED STOCK OF
                             NATIONAL LAMPOON, INC.

      Pursuant to Section 151 of the General Corporation Law of the State of Delaware NATIONAL LAMPOON, INC., a corporation organized and existing under the General Corporation Law of the state of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      That, pursuant to the authority expressly vested in the Board of Directors by Article 5 of the Certificate of Incorporation of the Corporation (as amended from time to time, the "CERTIFICATE OF Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted a resolution providing for the issuance of up to Two Hundred Fifty Thousand (250,000) shares of Series C Convertible Preferred Stock, which resolution is as follows:

            RESOLVED by the Board of Directors of National Lampoon, Inc., a Delaware corporation (the "CORPORATION"), that one (1) series of the class of authorized Preferred Stock, $0.0001 par value per share, of the Corporation (the "PREFERRED STOCK") to be designated the Series C Convertible Preferred Stock (the "SERIES C PREFERRED") is hereby created, and that the designations and amounts thereof and the voting powers, preferences and relative, participating optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

      NUMBER OF SERIES AUTHORIZED SHARES: Series C Convertible Preferred Stock 250,000

            Section 1. NUMBER OF SHARES. The number of shares constituting the Series C Preferred shall be as set forth above. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants, or upon the conversion of any outstanding securities or rights issued by the Corporation convertible into the Series C Preferred; provided further that no increase shall be effective unless the Corporation obtains the prior written consent of the holders of at least seventy-five percent (75%) of the outstanding Series C Preferred.

            Section 2. RANKING. As to the payment of dividends and distributions on liquidation and as to redemptions, the Series C Preferred ranks senior to all other Junior Securities of the Corporation.

            Section 3. VOTING

            Section 3.01. VOTING GENERALLY. Except as may be otherwise provided in this Certificate of Designations or as otherwise required by applicable law, the Series C Preferred shall vote together with the Common Stock (and such other series of Preferred Stock which by their terms likewise vote together with the Common Stock) as a single class on all actions to be taken by the stockholders of the Corporation. The holders of Series C Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation's Bylaws. Each share of Series C Preferred shall entitle the holder thereof to one vote per share on each such action for each whole share of Common Stock into which such share of Series C Preferred is then convertible as of the record date for such vote or, if no record date is specified, as of the date of such vote.


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

            Section 3.02. ELECTION OF DIRECTORS. For so long as at least 100,000 shares of Series C Preferred are issued and outstanding (as equitably adjusted for any stock splits, stock dividends, recapitalizations, reverse stock splits or otherwise to prevent an enlargement or diminution of rights), in the election of directors of the Corporation, the holders of the Series C Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series C Preferred entitled to one vote, shall be entitled to elect one (1) director to serve on the Corporation's Board of Directors until his/her successor is duly elected by the holders of the Series C Preferred or he/she is removed from office by the holders of the Series C Preferred. If the holders of the Series C Preferred for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series C Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders.

            Section 3.03. OTHER VOTING RIGHTS. Notwithstanding the foregoing, so long as any Series C Preferred remains outstanding, without the affirmative vote or prior written consent of the holders of at least a majority of the outstanding Series C Preferred, the Corporation shall not:

            (a) directly or indirectly declare or pay any dividends or make any distributions upon any of its Common Stock; and

            (b) directly or indirectly redeem, purchase or otherwise acquire any of the Corporation's Junior Securities or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans; except for repurchases of Common Stock from employees and other service providers of the Corporation upon termination of employment or other services pursuant to equity incentive agreements or other agreements providing for a right of repurchase by the Corporation as approved by the unanimous consent of the Board.

            Section 4. DIVIDENDS. The Corporation shall have the right to issue dividends and make distributions, whether cash, securities or otherwise, whether or not any shares of the Series C Preferred Stock are outstanding; provided, however, that the Corporation shall not issue any dividends (other than dividends payable solely in Common Stock) or make any distributions of cash or other assets until after the Payment Satisfaction Date. To the extent dividends are declared and issued by the Corporation prior to the earlier of (i) the Redemption Date, (ii) the date of a Liquidation Event or (iii) the date on which the Series C Preferred Stock is converted hereunder, the Corporation shall pay preferential dividends, payable in the Corporation's Common Stock, to the holders of the Series C Preferred Stock as provided in this Section 4. Dividends on each share of the Series C Preferred Stock shall accrue on a daily basis, whether or not declared, beginning with the date of issuance of such share of Series C Preferred and continuing until the earlier of (i) the Redemption Date,
      (ii) the date of a Liquidation Event, or (iii) the date on which such share of Series C Preferred Stock is converted hereunder, at the rate of 9.0% per annum on the sum of (i) the Original Purchase Price (as equitably adjusted for any stock splits, stock dividends, recapitalizations, reverse stock splits or otherwise to prevent an enlargement or diminution of rights), plus (ii) all accumulated and unpaid dividends thereon (compounding annually). All accrued and unpaid dividends on each share of Series C Preferred Stock shall be fully paid (pro rata and pari passu with any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends with the Series C Preferred Stock) before any dividends or distributions may be issued with respect to any Junior Securities. If a share of Series C Preferred Stock is converted, then upon such conversion any accumulated and unpaid dividends on such share of Series C Preferred Stock shall be paid in the form of Common Stock at a price per share equal to the Conversion Price. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Preferred Stock and each Parity Series, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series C Preferred Stock and all Parity Series.


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            Section 5. LIQUIDATION.

            Section 5.01. LIQUIDATION PREFERENCE. Upon the occurrence of any Liquidation Event, each holder of Series C Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities (including, without limitation, the Series B Convertible Preferred Stock), an amount in cash equal to the aggregate Liquidation Value of all shares of Series C Preferred held by such holder (plus all unpaid dividends thereon, if any). In addition to and after payment in full of all other amounts payable to the holders of the Series C Preferred under this Section 5 and the subsequent payment of all priority amounts due to the holders of any other class of preferred stock of the Corporation outstanding, upon the occurrence of any Liquidation Event, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, the holders of Series C Preferred and the holders of such other series of Preferred Stock as are constituted as similarly participating (including the Series B Convertible Preferred Stock), with all holders of Series C Preferred treated (for purposes of this determination) as if they had converted all of their shares of Series C Preferred into Common Stock in accordance with Section 7.

            Section 5.02. INSUFFICIENCY OF ASSETS. If upon the occurrence of any such Liquidation Event, the Corporation's assets to be distributed among the holders of the Series C Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 5, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all unpaid dividends thereon, if any) of the Series C Preferred held by each such holder.


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

            Section 5.03. NOTICE OF LIQUIDATION. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series C Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series C Preferred and each share of Common Stock in connection with such Liquidation Event.

            Section 6. CONVERSION.

            Section 6.01. CONVERSION PROCEDURE.

            (a) At any time and from time to time, any holder of Series C Preferred may convert all or any portion of the Series C Preferred held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series C Preferred to be converted times ten, with such conversion ratio to be adjusted as provided herein.

            (b) Except as otherwise provided herein, each conversion of Series C Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series C Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares of Series C Preferred converted as a holder of Series C Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

            (c).Notwithstanding any other provision hereof, if a conversion of Series C Preferred is to be made in connection with a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any shares of Series C Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

            (d) As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder:

                  (i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and


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

                  (ii) a certificate representing any shares of Series C
            Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

            (e) The issuance of certificates for shares of Conversion Stock upon conversion of Series C Preferred shall be made without charge to the holders of such Series C Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.

            (f) The Corporation shall not close its books against the transfer of Series C Preferred or of Conversion Stock issued or issuable upon conversion of Series C Preferred in any manner which interferes with the timely conversion of Series C Preferred. The Corporation shall assist and cooperate with any holder of shares of Series C Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series C Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

            (g) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series C Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series C Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

            (h) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series C Preferred, the Corporation, in lieu of delivering the fractional share therefore, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

            Section 6.02. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of shares of Conversion Stock into which each Series C Preferred Share can be converted shall be increased ratably, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Conversion Stock into which each Series C Preferred Share can be converted shall be decreased ratably.

      Section 7. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of Series C Preferred. Upon the surrender of any certificate representing Series C Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Series C Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series C Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.


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      Section 8. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series C Preferred of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and declared dividends shall accrue on the Series C Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

            Section 9. DEFINITIONS.

            "CHANGE IN OWNERSHIP" means any sale, transfer or issuance or series of sales, transfers or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "GROUP" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock, the Series B Convertible Preferred Stock and the Series C Preferred as of the Series C Closing Date, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers or issuances.

            "COMMON STOCK" means, collectively, the Corporation's Common Stock, par value of $0.0001 per share.

            "CONVERSION STOCK" means shares of the Corporation's Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series C Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "CONVERSION STOCK" shall mean one share of the security issuable upon conversion of the Series C Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

            "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

            "FUNDAMENTAL CHANGE" means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series C Preferred are not changed and the Series C Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.


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

            "JUNIOR SECURITIES" means any capital stock or other equity securities of the Corporation (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), except for the Series C Preferred and such other series or classes of securities which the holders of a majority of the Series C Preferred affirmatively approve to not be Junior Securities under this Certificate of Designations.

            "LIQUIDATION EVENT" means any of the following (i) the liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), (ii) the sale, lease, transfer or other disposition of all or substantially all of the property or assets of the Corporation, (iii) any merger, consolidation or reorganization to which the Corporation is a party, except for a merger, consolidation or reorganization, which, after giving effect to such merger, consolidation or reorganization, the holders of the Corporation's outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization, own capital stock holding a majority of the voting power (under ordinary circumstances), and (iv) any sale or related series of sales of shares of the Corporation's capital stock by the Corporation which results in any Person or group of affiliated Persons (other than the owners of the Company's capital stock as of the Series C Closing Date) owning capital stock holding a majority of the voting power of the Company.

            "LIQUIDATION VALUE" of any share of Series C Preferred as of any particular date shall be equal to 1.5 times the Original Purchase Price (as equitably adjusted for any stock splits, stock dividends, recapitalizations, reverse stock splits, or otherwise to prevent an enlargement or diminution of rights).

            "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the closing or last prices of such stock's sales each day (whether sales occurred each day or not) in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined in the reasonable good faith judgment of the Corporation's Board of Directors.


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            "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

            "ORIGINAL PURCHASE PRICE" shall mean with respect to each share of Series C Preferred, the amount of cash consideration paid to the Company for such share and for any accompanying warrants or options issued with such share and not separately priced.

            "PAYMENT SATISFACTION DATE" means the date following the termination of the employment of James P. Jimirro ("JIMIRRO") with the Corporation as of which the following condition (whichever is applicable) has been satisfied:

            (i) if Jimirro's employment with the Corporation has been terminated by the Corporation for "Cause" pursuant to Section 4(e) of the Employment Agreement between Jimirro and the Corporation dated May 17, 2002 (the "EMPLOYMENT AGREEMENT") or by Jimirro otherwise than for an Executive Good Reason Termination Event pursuant to Section 4(g) of the Employment Agreement, then upon full payment of all compensation (excluding payments with respect to the movie "National Lampoon's Van Wilder") owed to Jimirro under the Employment Agreement; or

            (ii) if Jimirro's employment with the Corporation has been terminated by reason of Jimirro's death or disability, by the Corporation for "Convenience" pursuant to Section 4(f) of the Employment Agreement, or by Jimirro for an Executive Good Reason Termination Event pursuant to Section 4(g) of the Employment Agreement, then upon the later of (A) full payment to Jimirro of all compensation (including payments under the Severance Note (as defined in the Employment Agreement) but excluding payments with respect to the movie "National Lampoon's Van Wilder") owed to Jimirro under the Employment Agreement, and (B) thirteen (13) months after the payment to Jimirro of the "Cash Severance Payment" pursuant to, and as defined in, Section 5(d)(i) of the Employment Agreement.

            "PERSON" means an individual, a partnership, a corporation, a limited liability Corporation, a limited liability, an association, a joint stock Corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.


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            "SERIES C CLOSING DATE" means the date upon which the first sale and purchase of Series C Preferred is consummated, which is currently anticipated to be in July 2004.

            "SUBSIDIARY" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

            Section 10. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the affirmative vote or prior written consent of the holders of a majority of the Series C Preferred outstanding at the time such action is taken; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the affirmative vote or prior written consent of the holders of a majority of the Series C Preferred then outstanding.

            Section 11. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

      RESOLVED FURTHER, that the Executive Vice President of the Corporation is authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, executed and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as he deems necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolutions.

      IN WITNESS WHEREOF, National Lampoon, Inc. has caused this Certificate of Designations, Preferences, Rights and Limitations of Series C Convertible Preferred Stock to be signed by its duly authorized officer as of this 15th day of October 2004.

NATIONAL LAMPOON, INC.


BY:/s/ Douglas S. Bennett
   ---------------------------------
   Douglas S. Bennett
   Executive Vice President


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